Belco Oil & Gas Corp.
                        Computation of Earnings Per Share
                      (In thousands, except per share data)

                                       Three Months Ended   Nine Months Ended
                                        September 30,           September 30,
                                        ------------------   ----------------
                                         1996        1995     1996     1995
                                         ----        ----     ----     ----
Primary Calculation:
Shares issued in connection with the
 combination and assumed outstanding
 for all periods . . . . . . . . . . .  25,000      25,000   25,000   25,000
Weighted average shares and equivalent
 shares outstanding:
Issued in connection with the public
 offering. . . . . . . . . . . . . . . . 6,500         --     4,476       --
Restricted stock, treasury stock method.    15         --         8       --
   Stock options, treasury stock method.    87         --        48       --
                                        ------        ------  ------   ------
Weighted average common and common
  equivalent shares outstanding. . . . .31,602      25,000   29,532   25,000
Net Income. . . . . . . . . . .         $9,782    $ 11,713  $ 8,888  $29,823
Primary Earnings Per Share. . .          $0.31       $0.31   $ 0.30    $1.19
Pro forma Net Income . . . . . . . . .  $9,782    $  7,848  $33,020  $19,981
Pro forma Net Income Per Share -
  Primary. . . . . . . . . . . . . . .   $0.31       $0.31    $1.12    $0.80


The difference between primary and fully diluted earnings per share is not significant.